Exhibit 99.1

The Howard Hughes Corporation® Reports First Quarter 2022 Results
HHC’s momentum carries into the first quarter of 2022 with robust Operating Asset NOI growth, continued land price appreciation and increased profit from condo sales

HOUSTON, May 9, 2022 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) today announced operating results for the first quarter ended March 31, 2022. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

First Quarter 2022 Highlights Include:

–First quarter net income of $2.1 million, or $0.04 per diluted share.
–Total Operating Asset net operating income (NOI), including the contribution from equity investments, totaled $57.3 million in the quarter, an 18.6% increase over the prior-year period. The strong performance of our Operating Asset portfolio was attributable to the continued lease-up of our latest multi-family assets with quarterly NOI from these properties rising 94.3% year-over-year, improvements in retail and the absence of net operating losses from 110 North Wacker Drive following the sale of this asset during the first quarter.
–Master Planned Community (MPC) earnings before taxes (EBT) totaled $59.7 million in the quarter with a noticeably higher price-per-acre achieved across each of HHC’s MPCs as residents continue to migrate to HHC’s communities situated in low-cost, business-friendly regions. Another driver to these strong results was due to a 17-acre commercial land sale in Summerlin® where Roseman University will develop its next medical school campus.
–Contracted 61 condo units in the quarter. Additionally, we closed on 24 units at ‘A’ali’i®—the latest completed tower at Ward Village®—generating $19.6 million in condo sales revenue. ‘A’ali’i ended the quarter 92.7% sold with 55 units remaining to be sold. In March, HHC launched its pre-sales campaign through a lottery system at Ulana—Ward Village’s ninth condo tower that will be fully dedicated to workforce housing. As of May 5, 2022, Ulana is already 82.8% pre-sold.
–Sold equity stake in 110 North Wacker Drive—a Class-A, 1.5-million-square-foot office tower in Chicago—generating net proceeds of $168.9 million.
–Acquired a minority stake in Jean-Georges Restaurants for $45.0 million and purchased a $10.0 million warrant for the option to acquire additional ownership interest at a later date. This investment offers the unique opportunity to own part of an asset-light business with the ability to grow both in our MPCs and globally.
–Repurchased 1,750,668 shares of common stock funded with $170.7 million of cash on hand at an average price of $97.49 per share. Subsequent to the end of the quarter, HHC repurchased an additional 1,079,000 shares of common stock for $109.0 million at an average price of $100.98 per share.

“We began 2022 with a strong performance out of the gate as our first quarter results highlighted the strength and uniqueness of HHC’s business model. Our communities are positioned to outperform through various market cycles and today we are seeing that play out in our favor. We continue to see positive net migration to our MPCs in Houston and Las Vegas, and expect this trend to follow suit in our latest MPC west of Phoenix. People are relocating to our communities and leading corporations are following this educated workforce, resulting in positive impacts not just to our office portfolio but in our retail and multi-family assets as well,” commented David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation.

“Outside of our strong operating performance, we sold our equity stake in 110 North Wacker Drive—one of the last non-core assets in HHC’s portfolio remaining to be sold. We have now substantially completed the disposition of our non-core assets with the sale of this 1.5 million-square-foot tower. We sold this asset at an implied valuation of $1 billion with net proceeds to HHC totaling $169 million on invested cash of only $13 million. This sale brings HHC’s total net proceeds from non-core asset sales to $570 million with only a few select non-core retail assets remaining to be sold.

“During the quarter we continued to buy back our shares which currently trade at a wide discount to intrinsic value. As we outlined at our 2022 Investor Day in April, we believe the equity value of HHC is worth $170 per share—well above where our stock trades today. During the first quarter, we repurchased 1.8 million shares at an average price of $97.49 per share for approximately $170.7 million. Subsequent to the end of the first quarter, we repurchased an additional 1,079,000 shares for $109.0 million through May 3, 2022. We completed our initial $250.0 million buyback program in February and announced a second buyback program for the same amount in March with $123.7 million of remaining capacity.”

First Quarter 2022 Highlights

Total Company
–Net income increased to $2.1 million, or $0.04 per diluted share, in the quarter, compared to a net loss of $66.6 million, or $(1.20) per diluted share, in the prior-year period due to strong land sales, increased Operating Asset NOI and higher profitability from condo sales, as well as the absence of losses on the extinguishment of debt compared to $35.9 million in the prior-year period.
–This positive performance included Operating Asset NOI of $57.3 million, a $9.0 million increase; MPC EBT of $59.7 million, a $3.7 million decrease; and condominium profit of $5.4 million, a 102% improvement, compared to the prior-year period.
–Ended the first quarter with $688.0 million of cash on the balance sheet and total debt of $4.7 billion, with 76% of the balance maturing in 2026 or later.

Operating Assets
–Total Operating Assets NOI, including the contribution from equity investments, totaled $57.3 million in the quarter, an 18.6% increase compared to $48.3 million in the prior-year period.
–Multi-family NOI increased 94.3% to $11.1 million compared to the first quarter of 2021 due to continued strength in the lease-up of our latest multi-family developments including The Lane at Waterway, Two Lakes Edge and Creekside Park® The Grove in The Woodlands® and Juniper Apartments in Downtown Columbia that are all at or near full occupancy.
–Retail NOI increased 12.3% to $13.5 million over the prior-year period due to better performance at our retail assets predominantly in Ward Village as the impacts from COVID-19 continue to subside. First quarter retail NOI at Ward Village increased 53.3% year-over-year with additional room for improvements as this asset works its way back towards pre-pandemic levels.
–Company’s share of NOI grew by 63.1% to $6.8 million compared to the prior-year period. This increase was attributed to a larger distribution received from HHC’s stake in the Summerlin Hospital and benefited from no operating losses incurred from 110 North Wacker Drive as we sold this asset during the first quarter. This is in comparison to 110 North Wacker Drive’s $1.6 million operating loss during lease-up during the first quarter of 2021.
–Office NOI decreased 2.8% to $25.1 million compared to the prior-year period largely due to abatements on recent lease renewals and certain lease expirations in The Woodlands that have since been backfilled with new tenants subsequent to the end of the first quarter. This was offset by increased NOI in Downtown Columbia following the burn-off of free rent at 6100 Merriweather.

MPC
–MPC EBT totaled $59.7 million in the quarter, a 5.8% decrease compared to EBT of $63.4 million in the prior-year period.
–Despite selling fewer acres compared to the prior-year period, MPC land sales revenue of $61.5 million was 64% higher compared to the prior-year period as the price per acre of land sold in each of our communities meaningfully increased.
–Builder price participation revenue rose to $14.5 million during the quarter—an increase of over two times from the prior-year period as home prices in our communities continue to escalate.
–Earnings at The Summit decreased 79.7% year-over-year due to fewer unit closings in the first quarter compared to the same period last year as this private Summerlin community moves closer to selling out its remaining inventory.
–A total of 604 new homes were sold in HHC’s MPCs during the quarter, a 35% decline compared to the prior-year period as home sales in the first quarter of 2021 surged with the economy beginning to emerge from the pandemic. Sequentially, new homes sales increased marginally compared to 597 new homes sold during the fourth quarter of 2021.

Strategic Developments
–Closed on 24 units at ‘A‘ali‘i, generating $19.6 million in net revenue. As of the end of the first quarter, ‘A‘ali‘i was 92.7% sold.
–Contracted to sell 14 units at our two towers under construction—Kō'ula and Victoria Place—which ended the quarter 91.5% and 99.7% pre-sold, respectively. Subsequent to quarter end, we contracted the remaining unit at Victoria Place, resulting in that tower being completely sold.
–Since the launch of its pre-sales campaign in July 2021, The Park Ward Village is now 88.6% pre-sold with construction expected to begin in the second half of 2022.
–Commenced construction during the quarter on Creekside Park Medical Plaza—the new 33,000 square-foot medical office building in The Woodlands.

Seaport
–The Seaport reported an $8.3 million loss in NOI in the quarter, a $3.9 million decline compared to the prior-year period partly as a result of higher operating expenses from HHC’s managed businesses related to the opening of new restaurants at Pier 17 and pre-opening costs for the Tin Building by Jean-Georges.
–Seaport revenue of $10.0 million rose 44.4% compared to revenue of $6.9 million during the first quarter of 2021 as activity continues to grow.
–Progress of the interior construction at the Tin Building remains on schedule and is expected to have its grand opening during the second quarter of 2022.
–Expect to break ground at 250 Water Street during the second quarter of 2022 following the approval by the City of New York in December 2021 for the transformation of this one-acre parking lot into a mixed-use development.

Financing Activity
–Closed on a $40.8 million non-recourse financing for Two Summerlin—a 144,615 square-foot office building in Downtown Summerlin® that was previously unencumbered. The loan bears interest at SOFR plus 1.75% with an initial maturity of February 2027 and two one-year extension options.
–Closed on a $49.8 million non-recourse, interest-only financing for One Merriweather—a 206,632 square-foot office building in Downtown Columbia. The loan bears interest at 3.525% and matures in February 2032. Proceeds were used to pay a portion of the Senior Secured Credit Facility.
–Closed on a $25.6 million non-recourse, interest-only financing for Two Merriweather—a 124,016 square-foot office building in Downtown Columbia that was previously unencumbered. The loan bears interest at 3.825% and matures in February 2032.
–Closed on a $12.8 million construction loan for Memorial Hermann Health System build-to-suit and Creekside Park Medical Plaza—two of the latest medical office buildings under construction in The Woodlands. The three-year financing includes two one-year extensions and bears interest at SOFR plus 2.05% and reduces to SOFR plus 1.85% upon stabilization.

Full-Year 2022 Guidance

–Full-year 2022 guidance remains unchanged from the prior reporting period.
–Operating Asset NOI is projected to experience strong leasing activity at our latest multi-family developments, offset by no hospitality NOI in 2022 and less non-recurring income received from COVID-related tenant payments compared to 2021. We expect 2022 Operating Asset NOI to decline 0% to 2% year-over-year.
–MPC EBT range is projected to remain higher compared to the earnings we have generated on average over 2017 to 2020. In 2021, we experienced outsized land sales, particularly due to the closing of a 216-acre superpad in Summerlin. Superpad sales of this size do not occur every year which is reflective of the projected EBT decline in 2022. We expect 2022 MPC EBT to decline 25% to 30% year-over-year.
–Condo sales are projected to range between $650 million to $700 million, with gross margins between 26.5% to 27.5%. Projected condo sales are driven by the closing of units at Kō'ula during the third quarter of 2022 and additional closings at 'A'ali'i.
–Cash G&A is projected to range between $75 million to $80 million, which excludes anticipated non-cash stock compensation of $10 million to $15 million.

Conference Call & Webcast Information
The Howard Hughes Corporation will host its investor conference call on Tuesday, May 10, 2022, at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss first quarter 2022 results. To participate, please dial 1-877-883-0383 within the U.S., 1-866-605-3850 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 7539204 as the passcode. A live audio webcast and Quarterly Spotlight will also be available on the Company's website (www.howardhughes.com). In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended March 31,
$ in thousands	2022	2021	$ Change	% Change
Operating Assets NOI (1)
Office	$25,118	$25,832	$(714)	(3)%
Retail	13,477	12,003	1,474	12%
Multi-family	11,142	5,735	5,407	94%
Other	789	816	(27)	(3)%
Redevelopments and Dispositions	(12)	(247)	235	95%
Operating Assets NOI	50,514	44,139	6,375	14%
Company's share NOI (a)	6,754	4,140	2,614	63%
Total Operating Assets NOI	$57,268	$48,279	$8,989	19%

Projected stabilized NOI Operating Assets ($ in millions)	$356.3	$364.8	$(8.5)	(2)%

MPC
Acres Sold - Residential	44	54	(10)	(19)%
Acres Sold - Commercial	26	18	8	47%
Price Per Acre - Residential (b)	$562	$647	$(85)	(13)%
Price Per Acre - Commercial	$1,083	$130	$953	733%
MPC EBT (1)	$59,678	$63,355	$(3,677)	(6)%

Seaport NOI (1)
Landlord Operations - Historic District & Pier 17	$(2,855)	$(3,240)	$385	12%
Multi-family	(132)	92	(224)	(243)%
Managed Businesses - Historic District & Pier 17	(2,630)	(660)	(1,970)	(298)%
Events, Sponsorships & Catering Business	(125)	(436)	311	71%
Seaport NOI	(5,742)	(4,244)	(1,498)	(35)%
Company's share NOI (a)	(2,575)	(135)	(2,440)	(1,807)%
Total Seaport NOI	$(8,317)	$(4,379)	$(3,938)	(90)%

Strategic Developments
Condominium units contracted to sell (c)	37	46	(9)	(20)%
(a)Includes Company’s share of NOI from non-consolidated assets
(b)Decrease in total company residential price per acre due to the impact of fewer acres sold in 2022 related to higher priced custom lots in Summerlin
(c)Includes units at our buildings that are open or under construction as of March 31, 2022

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai‘i; and Douglas Ranch in Phoenix. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s first quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the May 10, 2022 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, including the measures taken by governmental authorities to address it; (ii) general adverse economic and local real estate conditions; (iii) potential changes in the financial markets and interest rates; (iv) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (v) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (vi) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vii) ability to successfully dispose of non-core assets on favorable terms, if at all; (viii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (ix) changes in governmental laws and regulations; (x) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations
The Howard Hughes Corporation
John Saxon, 281-929-7808
Chief of Staff
john.saxon@howardhughes.com

Carlos A. Olea, 281-929-7751
Chief Financial Officer
carlos.olea@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
thousands except per share amounts	2022	2021
REVENUES
Condominium rights and unit sales	$19,616	$37,167
Master Planned Communities land sales	61,468	37,477
Rental revenue	95,109	85,899
Other land, rental and property revenues	19,537	23,243
Builder price participation	14,496	6,794
Total revenues	210,226	190,580

EXPENSES
Condominium rights and unit cost of sales	14,180	54,968
Master Planned Communities cost of sales	24,686	15,651
Operating costs	65,555	58,598
Rental property real estate taxes	15,182	13,991
Provision for (recovery of) doubtful accounts	844	(578)
General and administrative	25,891	21,766
Depreciation and amortization	48,593	49,308
Other	2,409	1,644
Total expenses	197,340	215,348

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	—
Other income (loss), net	(221)	(10,308)
Total other	(230)	(10,308)

Operating income (loss)	12,656	(35,076)

Interest income	24	41
Interest expense	(27,438)	(34,210)
Gain (loss) on extinguishment of debt	(282)	(35,915)
Equity in earnings (losses) from real estate and other affiliates	17,912	15,796
Income (loss) before income taxes	2,872	(89,364)
Income tax expense (benefit)	701	(21,205)
Net income (loss)	2,171	(68,159)
Net (income) loss attributable to noncontrolling interests	(49)	1,565
Net income (loss) attributable to common stockholders	$2,122	$(66,594)

Basic income (loss) per share	$0.04	$(1.20)
Diluted income (loss) per share	$0.04	$(1.20)

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	March 31, 2022	December 31, 2021
ASSETS
Investment in real estate:
Master Planned Communities assets	$2,313,497	$2,282,768
Buildings and equipment	3,990,267	3,962,441
Less: accumulated depreciation	(785,831)	(743,311)
Land	322,439	322,439
Developments	1,354,619	1,208,907
Net property and equipment	7,194,991	7,033,244
Investment in real estate and other affiliates	246,362	369,949
Net investment in real estate	7,441,353	7,403,193
Net investment in lease receivable	2,901	2,913
Cash and cash equivalents	688,037	843,212
Restricted cash	365,483	373,425
Accounts receivable, net	86,810	86,388
Municipal Utility District receivables, net	409,390	387,199
Notes receivable, net	7,192	7,561
Deferred expenses, net	120,559	119,825
Operating lease right-of-use assets, net	56,175	57,022
Prepaid expenses and other assets, net	289,787	300,956
Total assets	$9,467,687	$9,581,694

LIABILITIES
Mortgages, notes and loans payable, net	$4,674,950	$4,591,157
Operating lease obligations	69,157	69,363
Deferred tax liabilities	203,429	204,837
Accounts payable and accrued expenses	966,753	983,167
Total liabilities	5,914,289	5,848,524

Redeemable noncontrolling interest	—	22,500

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 56,300,324 issued and 52,432,109 outstanding as of March 31, 2022, and 56,173,276 shares issued and 54,065,661 outstanding as of December 31, 2021	564	563
Additional paid-in capital	3,964,412	3,960,418
Accumulated deficit	(14,334)	(16,456)
Accumulated other comprehensive income (loss)	(6,103)	(14,457)
Treasury stock, at cost, 3,868,215 shares as of March 31, 2022, and 2,107,615 shares as of December 31, 2021	(391,655)	(220,073)
Total stockholders' equity	3,552,884	3,709,995
Noncontrolling interests	514	675
Total equity	3,553,398	3,710,670
Total liabilities and equity	$9,467,687	$9,581,694

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Three Months Ended March 31,
thousands	2022	2021	$ Change
Operating Assets Segment EBT
Total revenues (a)	$99,687	$96,439	$3,248
Total operating expenses (a)	(46,615)	(47,234)	619
Segment operating income (loss)	53,072	49,205	3,867
Depreciation and amortization	(38,430)	(39,651)	1,221
Interest income (expense), net	(20,118)	(19,000)	(1,118)
Other income (loss), net	(169)	(10,098)	9,929
Equity in earnings (losses) from real estate and other affiliates	15,175	(11,404)	26,579
Gain (loss) on extinguishment of debt	(282)	(836)	554
Operating Assets segment EBT	9,248	(31,784)	41,032

Master Planned Communities Segment EBT
Total revenues	80,692	48,287	32,405
Total operating expenses	(36,896)	(23,267)	(13,629)
Segment operating income (loss)	43,796	25,020	18,776
Depreciation and amortization	(90)	(72)	(18)
Interest income (expense), net	10,422	10,757	(335)
Equity in earnings (losses) from real estate and other affiliates	5,550	27,650	(22,100)
MPC segment EBT	59,678	63,355	(3,677)

Seaport Segment EBT
Total revenues	9,376	7,453	1,923
Total operating expenses	(18,859)	(12,506)	(6,353)
Segment operating income (loss)	(9,483)	(5,053)	(4,430)
Depreciation and amortization	(7,823)	(6,835)	(988)
Interest income (expense), net	(47)	102	(149)
Other income (loss), net	350	(336)	686
Equity in earnings (losses) from real estate and other affiliates	(3,711)	(352)	(3,359)
Seaport segment EBT	(20,714)	(12,474)	(8,240)

	Three Months Ended March 31,
thousands	2022	2021	$ Change
Strategic Developments Segment EBT
Total revenues	20,456	38,300	(17,844)
Total operating expenses	(18,077)	(59,623)	41,546
Segment operating income (loss)	2,379	(21,323)	23,702
Depreciation and amortization	(1,332)	(1,598)	266
Interest income (expense), net	3,989	1,101	2,888
Other income (loss), net	(485)	—	(485)
Equity in earnings (losses) from real estate and other affiliates	898	(98)	996
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	—	(9)
Strategic Developments segment EBT	5,440	(21,918)	27,358

Consolidated Segment EBT
Total revenues	210,211	190,479	19,732
Total operating expenses	(120,447)	(142,630)	22,183
Segment operating income (loss)	89,764	47,849	41,915
Depreciation and amortization	(47,675)	(48,156)	481
Interest income (expense), net	(5,754)	(7,040)	1,286
Other income (loss), net	(304)	(10,434)	10,130
Equity in earnings (losses) from real estate and other affiliates	17,912	15,796	2,116
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	—	(9)
Gain (loss) on extinguishment of debt	(282)	(836)	554
Consolidated segment EBT	53,652	(2,821)	56,473

Corporate income, expenses and other items	(51,481)	(65,338)	13,857
Net income (loss)	2,171	(68,159)	70,330
Net (income) loss attributable to noncontrolling interests	(49)	1,565	(1,614)
Net income (loss) attributable to common stockholders	$2,122	$(66,594)	$68,716
(a)Total revenues includes hospitality revenues of $7.7 million for the three months ended March 31, 2021. Total operating expenses includes hospitality operating costs of $7.9 million for the three months ended March 31, 2021. In September 2021, the Company completed the sale of its three hospitality properties.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport has been presented in the tables below.

	Three Months Ended March 31,
thousands	2022	2021
Operating Assets segment EBT (a)	$9,248	$(31,784)
Add back:
Depreciation and amortization	38,430	39,651
Interest (income) expense, net	20,118	19,000
Equity in (earnings) losses from real estate and other affiliates	(15,175)	11,404
(Gain) loss on extinguishment of debt	282	836
Impact of straight-line rent	(2,438)	(5,107)
Other	49	10,139
Operating Assets NOI	50,514	44,139

Company's Share NOI - Equity Investees (b)	2,116	385
Distributions from Summerlin Hospital Investment	4,638	3,755

Total Operating Assets NOI	$57,268	$48,279

Seaport segment EBT (a)	$(20,714)	$(12,474)
Add back:
Depreciation and amortization	7,823	6,835
Interest (income) expense, net	47	(102)
Equity in (earnings) losses from real estate and other affiliates	3,711	352
Impact of straight-line rent	1,888	404
Other (income) loss, net	1,503	741
Seaport NOI	(5,742)	(4,244)

Company's Share NOI - Equity Investees	(2,575)	(135)

Total Seaport NOI	$(8,317)	$(4,379)
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)The Company's share of NOI related to 110 North Wacker Drive in 2021 is calculated using our stated ownership of 23% and does not include the impact of the partnership distribution waterfall.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI of unconsolidated properties and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended March 31,
thousands	2022	2021	$ Change
Same Store Office
Houston, TX	$16,075	$18,461	$(2,386)
Columbia, MD	5,805	3,942	1,863
Las Vegas, NV	3,297	3,429	(132)
Total Same Store Office	25,177	25,832	(655)

Same Store Retail
Houston, TX	2,664	2,845	(181)
Columbia, MD	420	432	(12)
Las Vegas, NV	5,802	5,601	201
Honolulu, HI	3,910	2,686	1,224
Other	452	453	(1)
Total Same Store Retail	13,248	12,017	1,231

Same Store Multi-Family
Houston, TX	6,655	3,689	2,966
Columbia, MD	1,613	375	1,238
Las Vegas, NV	1,848	1,671	177
Company's Share NOI - Equity Investees	1,744	1,612	132
Total Same Store Multi-Family	11,860	7,347	4,513

Same Store Other
Houston, TX	1,745	1,546	199
Columbia, MD	98	(82)	180
Las Vegas, NV	(1,096)	(645)	(451)
Honolulu, HI	13	(1)	14
Company's Share NOI - Equity and Cost Investees	5,010	4,135	875
Total Same Store Other	5,770	4,953	817
Total Same Store NOI	56,055	50,149	5,906

Non-Same Store NOI	1,213	(1,870)	3,083
Total Operating Assets NOI	$57,268	$48,279	$8,989

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended March 31,
thousands	2022	2021	$ Change
General and Administrative
General and administrative (G&A)	$25,891	$21,766	$4,125
Less: Non-cash stock compensation	(1,437)	(2,533)	1,096
Cash G&A (a)	$24,454	$19,233	$5,221
(a)The first quarter of 2022 includes $2.3 million of severance and bonus costs related to our former Chief Financial Officer.